As filed with the Securities and Exchange Commission on December 1, 2006

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             NATIONAL LAMPOON, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                               95-4053296
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

         8228 Sunset Boulevard
        Los Angeles, California                                     90046
----------------------------------------                          ----------
(Address of principal executive offices)                          (Zip Code)

  National Lampoon, Inc. Amended and Restated 1999 Stock Option, Deferred Stock
                           and Restricted Stock Plan
                            (Full title of the plan)
                                Daniel S. Laikin
                              8228 Sunset Boulevard
                          Los Angeles, California 90046
                     (Name and address of agent for service)
                                 (323) 790-1825
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
                                                        Proposed maximum          Proposed maximum
Title of Securities to be        Amount to be          offering price per        aggregate offering     Amount of registration
        registered               registered(1)              share(2)                  price(2)                  fee(3)
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Common Stock                       6,767,446                 $2.435                 $16,478,731                $1,763.22
------------------------------------------------------------------------------------------------------------------------------
TOTAL                              6,767,446                 $2.435                 $16,478,731                $1,763.22
------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under this National Lampoon, Inc. Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's common stock, as contemplated by the adjustment provisions thereof.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant's common stock as reported by the American Stock Exchange on November 27, 2006.

(3) Calculated pursuant to General Instruction E on Form S-8.

                                EXPLANATORY NOTE

      On November 30, 2000, National Lampoon, Inc., a Delaware corporation, filed a Registration Statement (333-50932) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 267,446 shares of its common stock which had been authorized and reserved for issuance under the J2 Communications Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan (the "Plan"). An additional 1,500,000 shares of common stock to be issued from the Plan were registered pursuant to a Registration Statement on Form S-8 (333-91260) filed with the Securities and Exchange Commission on June 26, 2002. The contents of these Registration Statements are hereby incorporated by reference into this Registration Statement. These Registration Statements did not include anti-dilution provisions.

      On June 17, 2004, our Board of Directors approved, and on June 28, 2004 our shareholders ratified, an increase of 1,000,000 shares to the number of shares of common stock included in the Plan. On December 14, 2004 our directors and shareholders approved an increase of 2,500,000 shares to the number of shares of common stock included in the Plan and on November 15, 2005 our Board of Directors approved, and on January 18, 2006 our shareholders ratified, another increase of 1,500,000 shares to the number of shares included in the Plan.

      On August 31, 2004 our Board of Directors and the holders of a majority of the voting power of our common stock authorized a two-for-one split of our common stock, which took place on September 15, 2004.

      The Board of Directors also changed the name of the Plan to "National Lampoon, Inc. Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan".

      This Registration Statement will register 1,767,446 shares of common stock that may be issued as a result of the stock split and the additional 5,000,000 shares of common stock authorized for inclusion in the Plan and includes a reoffer prospectus covering the sale of control securities issued or to be issued to certain affiliates.

                      CONTROL SECURITIES REOFFER PROSPECTUS

      The material which follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with reoffers and resales of control securities acquired under the National Lampoon, Inc. Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan.

                                   PROSPECTUS

                           [LOGO OF NATIONAL LAMPOON]

                        6,767,446 SHARES OF COMMON STOCK

      This is an offering of common stock of National Lampoon, Inc. All of the shares are being offered by the selling shareholders listed in the section of this prospectus titled "Selling Shareholders." These shareholders are our current or former directors, officers or employees. They acquired the common stock pursuant to grants under our National Lampoon, Inc. Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan. We will not receive any proceeds from the sale of the shares being offered by the selling shareholders.

      The shares of common stock are "control securities" under the Securities Act of 1933, as amended, before their sale under this reoffer prospectus. The selling shareholders may resell all, a portion, or none of the shares of common stock from time to time.

      Our common stock trades on the American Stock Exchange under the symbol "NLN". On November 27, 2006, the closing sales price for our common stock was $2.46 per share.

      An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See "Risk Factors" beginning at page 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December 1, 2006.

                                Table of Contents

National Lampoon, Inc.                                                         1
Risk Factors                                                                   4
Use of Proceeds                                                               13
Selling Shareholders and Plan of Distribution                                 14
Interests of Named Experts and Counsel                                        17
Where You Can Find More Information                                           17
Incorporation of Certain Documents by Reference                               18
Forward-Looking Statements                                                    18
Disclosure of Commission Position on Indemnification
    For Securities Act Liabilities                                            19

                             NATIONAL LAMPOON, INC.

      We are a media and entertainment company that creates and distributes comedic content. The National Lampoon(TM) brand was initially developed in 1970 through publication of National Lampoon Magazine and later through the use of our name on motion pictures, including National Lampoon's Animal House and National Lampoon's Vacation.

      Our plan is to expand the use of our brand in order to increase the revenues we generate through license fees, advertising and other sources. We are pursuing this plan as follows:

Motion Picture Production

      With the exception of films produced by National Lampoon Clubhouse, Inc., motion pictures that carry our brand have been produced and financed by third parties. Twenty-nine motion pictures have been released using the National Lampoon(TM) name. Approximately five additional motion pictures are planned for release during the 2007 fiscal year. Three of these films will be financed and produced directly by National Lampoon, Inc. We decided to again produce and finance motion pictures under the National Lampoon name in order to expand our brand awareness. During the 2006 fiscal year, we also received fees for providing creative and production services in the development of certain projects.

Licensing

      We derive a substantial portion of our revenue from license fees relating to the production of new motion pictures and from royalties from previously released motion pictures bearing our brand, including movies such as National Lampoon's Animal House and National Lampoon's Vacation. We license the National Lampoon(TM) brand, as well as content from our library, for use in a wide variety of products including movies, television programming, live events, radio broadcasts, recordings, electronic games, and other consumer products.

National Lampoon Networks

      During the fiscal year ended 2006, we established two new Internet site destinations called TOGA TV and the National Lampoon Humor Network with a third site scheduled for launch in the second quarter of the 2007 fiscal year to compliment our current home page, nationallampoon.com. We sell advertising space on these sites in the form of video streamed commercials along with banner advertisements. We believe that we provide an appealing platform to those advertisers who want their commercial messages to reach the college age market. For those businesses targeting the college market, NLN provides an integrated marketing platform that includes Internet advertisers, on-air advertising, and field marketing.

      We recently entered into a content distribution agreement with AOL whereby we launched the National Lampoon Video Channel on the AOL video service. We sell advertising space, including video streaming, on AOL's service

      National Lampoon Networks, Inc. also has more than 200 affiliated college and other television stations, reaching nearly 2 million college students in their dormitories and other places of residence.

      Aside from providing an outlet for advertisers targeting the college market, National Lampoon Networks develops, produces and distributes comedic television programming to college audiences. AV Squad, Greek Games, College Town and Master Debaters are among some of the television and Internet programming that we developed and produced and are now distributing in the retail market.

Internet Operations and Advertising

      Aside from providing entertainment and information about us, our website allows writers who are unrelated to us to submit comedic content to us. We may use this content in the development of stories, characters and animation that may be the basis for films, television programming or other products we develop or brand. We earn revenues from our websites from broad band movie players, banner advertising and from the sale of our branded merchandise.

      In an effort to increase revenues from our Internet operations, we have developed and soft launched the National Lampoon Humor Network website, an advertiser-driven affiliate network of comedy websites with National Lampoon branding. The National Lampoon Humor Network aggregates other humor sites with ours. We believe this aggregation of comedy websites will increase traffic to each site through links from one site to the other. Our goal in increasing website traffic is to attract larger advertisers, thereby increasing our advertising revenues and those of the linked sites.

      In order to expand opportunities for our young adult audience to view our television programming, we have also launched Toga TV, a broadband, advertiser-supported website that provides our college programming on demand.

Publishing

      We have been licensing our brand and content for the publication of books since 1972 and, to date, over 28 titles, including our four most recent publications, 1964 High School Reunion Year Book, National Lampoon's Book of Love, National Lampoon's Big Book of True Facts and National Lampoon's Encyclopedia of Humor, have been published. We recently published two books, National Lampoon The Saddam Dump: Saddam Hussein's Trial Blog which was released in June 2006 and National Lampoon Magazine Rack released in August 2006.

Radio

      We hold a 25% interest in NL Radio, LLC, which was formed in March 2005. NL Radio, LLC plans to launch an entertainment radio format under our brand. We have licensed the content of our radio library, as well as certain domain names, URLS and websites, to NL Radio, LLC for this purpose and we are continuing to produce radio programming for use by NL Radio, LLC. Beginning in the summer of 2005, NL Radio, LLC used samples of the programming, called "pilot programming," to introduce the format and content to radio networks and local stations. Programming sold to a network may be syndicated, meaning that it will be distributed to stations affiliated with the network. Purchasers of the programming may broadcast segments of the programming their discretion, such as during "drive time" or as late night programming. Short form pilot programming (for example, three hour segments) is currently being aired on satellite and certain FM radio stations. We earn a licensing fee of 8% of gross revenues generated from syndication advertising sales, direct response, network subscription fees, satellite, sponsorship and promotion, as well as 25% of net revenue. As of November 2006 the Company has not recognized any revenue.

Library

      Our library includes 247 issues of National Lampoon Magazine, which we continue to use to generate new content for movies, television programming and other licensing opportunities. Our library also consists of television programming, including more than 300 hours of footage produced for National Lampoon Networks, radio programming, recordings and other materials.

      Our principal executive offices are located at 8228 Sunset Boulevard, Los Angeles, California 90046. Our telephone number is (323) 790-1825. Our website can be found at http://www.nationallampoon.com. The information included on our website is not a part of this prospectus.

                                  RISK FACTORS

      An investment in our securities is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters referred to in this prospectus, including our filings with the Securities and Exchange Commission that are incorporated into this prospectus by reference, before you decide to acquire our securities. If you decide to acquire our securities, you should be able to afford a complete loss of your investment.

Risks Related To Our Business Operations

We have incurred losses in the past and losses may continue, which could result in a decline in the value of our securities and a loss of your investment.

      We sustained a net loss of $8,669,170 for the fiscal year ended July 31, 2005, a net loss of $6,859,085 for the fiscal year ended July 31, 2006 and a net loss attributable to common shareholders of $8,186,609 for the year ended July 31, 2006. As of July 31, 2006, we had an accumulated deficit of $38,753,114. Our last profitable quarter was the quarter ended January 31, 2002 and our last profitable fiscal year was the fiscal year ended July 31, 2000. We cannot assure you that we will achieve operating profits in the future.

We may be unable to meet our future capital requirements. If we are unable to raise capital as we need it, we may have to curtail our operations.

      We have not generated positive cash flow from operations over the past few years and we do not expect to generate positive cash flow for at least 12 months. Our capital requirements have been and will continue to be significant. In order to fund shortages of capital during the past two fiscal years, we have borrowed money from our major shareholders and sold our securities. We anticipate that our currently available cash and commitments from our major stockholders to loan us additional money or exercise equity instruments will be sufficient to meet our anticipated working capital and capital expenditure requirements for the next 12 months. However, if opportunities permit us to expand more rapidly than we have planned or if our working capital needs or our capital expenditures exceed our current expectations, we will be required to raise additional capital.

      If we need money in the future and we are unsuccessful in finding financing, we may be required to severely curtail our operations, which would have a material, adverse affect on our business.

We may be unable to continue as a going concern in which case our securities will have little or no value.

      We have incurred substantial losses for the last five years and our current liabilities exceeded our current assets, which raises substantial doubt about our ability to continue as a going concern. In the event we are not able to continue operations you will likely suffer a complete loss of your investment in our securities.

Our revenues and results of operations vary from quarter to quarter. If we fail to project accurately and experience significant revenue shortfalls, we could be forced to discontinue a portion or all of our operations.

      Our revenues and results of operations depend to a significant degree upon the timing and receipt of revenue from licensing, production fees and distribution of motion pictures and television programming. While most of our licensing fees are paid immediately upon entering into the license agreements, some are deferred until the licensor's production costs are recouped. Production fees are not earned until the production is begun and expenses related to the production are incurred. Furthermore, motion pictures often have long production cycles, making it difficult to predict when they will be completed and released for distribution. All of these factors make it difficult to predict with certainty when revenues might be received. Results in any particular quarter may not be indicative of results in subsequent periods. If, because of the variance in our quarterly operating results, we fail to plan or project accurately, we could be subject to unexpected revenue shortfalls. If we were unable to find financing to cover the revenue shortfalls, we could have to discontinue a portion or all of our operations for some period of time or even indefinitely.

We enter into agreements to develop ideas and properties, however, we may decide to abandon a project rather than to complete the development of it.

      We pursue the acquisition of ideas and properties for original production from a number of sources. For example, we may internally develop a new property based on an existing public domain property or create or acquire an entirely new idea. Oftentimes, we enter into agreements with third parties to develop these ideas and properties. After we start development, we may determine that the project is too costly to develop or not suited to our purposes, in which case we may abandon the project. We cannot assure you that we will develop every project we acquire.

Competition in the entertainment industry is intense for many reasons, including the fact that the industry is dominated by multinational, multi-media conglomerates. Because of our lack of money and other resources, we may not be able to compete successfully with other producers of entertainment.

      The entertainment industry is intensely competitive and is evolving into an industry in which certain multi-national, multi-media entities, because of their control over key film, magazine, and/or television content, as well as key network and cable outlets, will be able to dominate certain communications industry activities in the United States and abroad. Virtually all of these competitors are substantially larger than we are, have been in business longer than we have and have more resources, including money, contacts and personnel, at their disposal. These competitors have numerous advantages over us, including the ability to acquire financing for their projects and attract superior properties, personnel, actors and/or celebrity hosts.

      In spite of the strength of our brand, we may not be able to compete successfully in the entertainment industry because of our lack of resources. If we cannot compete successfully, our business and operating results will be adversely affected.

We depend on the National Lampoon(TM) trademark and related properties for a significant portion of our revenues. Any erosion of our brand could have a material adverse effect on our business.

      Our revenues are primarily derived from exploitation of the National Lampoon(TM) trademark. Any erosion of brand recognition of that trademark and its related properties or our failure to adequately protect our intellectual property could have a material adverse effect on our business, results of operations and financial position. Our business also depends upon the protection of the intellectual property rights that we have in our entertainment properties. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and exploit our products. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our film properties, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

      In recent years, there has been significant litigation in the United States involving intellectual property rights. We may become a party to litigation in the future to protect our intellectual property rights or as a result of the alleged infringement of someone else's intellectual property. These claims and any resulting lawsuits could subject us to significant liability and invalidation of our property rights. Such litigation could also force us to take measures harmful to our operations, such as requiring us to stop selling certain products or to obtain a license from the owner of infringed intellectual property. Any such infringement claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention from our business and materially adversely affect our financial condition and results of operations

Termination of our agreement with The Harvard Lampoon, Inc. would adversely affect our business and results of operations.

      We license the use of the word "Lampoon(TM)" from The Harvard Lampoon, Inc. pursuant to an agreement we originally entered into on October 8, 1969. Pursuant to this agreement, as it was amended and restated on October 1, 1998, we would lose our right to use the word "Lampoon" in our mark if, for a period of 12 consecutive months, we failed to be actively engaged in good faith efforts to produce or to market our products and services. Loss of the use of the word "Lampoon" in our mark would have a material adverse effect on our business and results of operations.

Our dependence on a limited number of projects means that the loss or failure of a major project could have a material adverse effect on our business.

      A portion of our revenues are generated from a limited number of films, television programs, and other projects that change from period to period. Projects vary from period to period due to the opportunities available to us and to audience response, both of which are unpredictable and subject to change. The loss or failure of a major project, unless replaced by other projects, could have a material adverse effect on our results of operations and financial condition as well as on the market price of our securities. There is no assurance that any project we release will be successful.

Failure to attract and retain qualified personnel may adversely affect our business.

      We believe that our performance and future success will depend in large part upon our ability to attract and retain additional highly skilled creative, technical, sales, marketing and financial personnel, especially those with experience in the television industry. If we do not succeed in attracting skilled personnel or in retaining our current personnel, our business could be adversely affected. Competition for such individuals, especially creative and technical talent, is intense. We have in the past experienced, and expect to continue to experience, difficulty in hiring highly skilled employees with appropriate qualifications.

Risks Related To National Lampoon Networks, Inc.

If National Lampoon Networks, Inc. is not successful in increasing its advertising revenues, it may not be able to operate profitably.

      During the our fiscal year ended July 31, 2006, advertising and promotion revenues earned by our subsidiary, National Lampoon Networks, Inc., accounted for approximately 62.0% of all the revenues we earned. National Lampoon Networks, Inc. earns advertising revenues through on-air advertising during its programming and Internet advertising on its websites, as well as through live promotional events and field marketing, such as product sampling. Our plan is to increase our revenues by increasing advertising inventory available on our websites and on affiliate websites and continuing to expand the overall network. If National Lampoon Networks, Inc. is unable to expand its online network as planned, it may not be able to operate profitably.

National Lampoon Networks, Inc. depends on a limited number of advertisers. The loss of a significant portion of these advertisers could adversely affect its advertising revenues.

      We anticipate that National Lampoon Networks' operating results will continue to depend to a significant extent upon revenues from a small number of advertisers. There may be little or no continuity in advertisers from period to period because few advertisers are contractually obligated to renew their advertising contracts or to purchase set amounts of advertising in the future. As a result, the failure of National Lampoon Networks, Inc. to renew advertising contracts, to replace advertisers who do not choose to continue advertising on the network or to sell its expected minimum number of advertisements could adversely affect our advertising revenues.

Sales cycles vary for advertising and may cause our revenues for one or more quarterly periods to be adversely affected.

      Advertisers have their own budgetary cycles that, very often, do not coincide with National Lampoon Networks' schedule. The advertisers' sales cycles for advertising may vary significantly. The time between the date of initial contact with a potential advertiser or sponsor and receipt of a purchase order may range from as little as six weeks to up to nine months. In addition, during these sales cycles, we may expend substantial funds and management resources but not generate advertising revenues. Therefore, if these sales are delayed or do not occur, our revenues for one or more quarterly periods may be adversely affected.

      Aside from budgetary cycles, our receipt of advertising revenues may be delayed due to things over which we have little or no control, including the following:

o     advertisers' budgetary constraints;

o     the timing of completion of advertisements by advertisers; and

o the possibility of cancellation or delay of projects by advertisers or sponsors.

Tracking and measurement standards for advertising are evolving and create uncertainty with advertisers, which may lead to a decrease in advertising revenues.

      The absence or insufficiency of advertising measurement standards on our broadcast cable network could adversely impact our ability to attract and retain advertisers. There are currently few well-established advertising measurement standards. We cannot assure you that standardization will occur.

      It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our network. We depend on third parties to provide certain of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider, if available. This could cause us to incur additional costs or cause interruptions in our business during the time we are replacing these services. Companies may choose to not advertise on our cable network or may pay less for advertising if they do not perceive as reliable our measurements or measurements made by third parties.

Failure to continue to develop content that attracts National Lampoon Networks' targeted audience or a decline in the strength of the National Lampoon(R) brand could cause a decrease in the size of the audience or it could change the demographics of the audience, resulting in a loss of advertising revenues.

      The future success of National Lampoon Networks depends on its ability to continue to develop or license content that is interesting and engaging to its targeted audience, which is primarily comprised of young adults. In addition, the success of its business will depend, to a large extent, upon the continued brand strength of the National Lampoon(TM) trademark and associated logos. The strength of the brand will depend, among other things, upon continued promotion of the brand by National Lampoon Networks. If the young adult audience determines that National Lampoon Networks' content does not reflect its tastes, or if the tastes of the young adult audience change and we do not react to those changes effectively or in a timely manner, or if our brand becomes less appealing to young adults, then audience size could decrease or the demographic characteristics of the audience could change. Any such occurrence would adversely affect the ability of National Lampoon Networks to attract advertisers and may also negatively impact our revenues.

If significant comedic content developed by third parties is not available to us on favorable terms or at all, it could adversely affect our business.

      Because much of National Lampoon Networks' content is provided by third parties at minimal or no charge, we depend on our good relations with our content providers to offer content that we believe appeals to National Lampoon Networks' audience. Some of our content providers are also competitors, and in the future may decide to limit our access to content or change prices or demand terms that are unfavorable or discriminatory. Neither we nor National Lampoon Networks have long-term contracts with our content providers, and we cannot assure you that they will continue to make their content available to us on reasonable terms or at all. If content providers charge significant fees for their content or otherwise alter or discontinue their relationships with us or with National Lampoon Networks, it would adversely affect our business and competitive position.

Investment Risks

Certain events could result in a dilution of your ownership of our common stock.

      As of the date of this prospectus we have the equivalent of 32,216,975 shares of common stock outstanding, consisting of 7,196,256 shares of common stock, 3,583,491 shares issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock, 3,395,289 shares issuable upon exercise of warrants issued in conjunction with the sale of our Series B Convertible Preferred Stock, 4,495,220 shares issuable upon conversion of outstanding shares of Series C Convertible Preferred Stock, 2,247,610 shares issuable upon exercise of warrants issued in conjunction with the sale of our Series C Convertible Preferred Stock and 11,299,109 shares of common stock issuable upon exercise of outstanding warrants and options.

      Furthermore, dividends accrue on our Series B and Series C Convertible Preferred Stock. Dividends accrue on a daily basis and continue until the date on which the Series B or Series C Convertible Preferred Stock is converted or until a liquidation event occurs. Dividends accrue at the rate of 9% per annum on the sum of the original purchase price of the Series B or Series C Convertible Preferred Stock plus all accumulated and unpaid dividends thereon (compounding annually). Dividends that accrue on our Series B and Series C Convertible Preferred Stock must be paid with our common stock. As of October 31, 2006, our last fiscal quarter, dividends totaling $2,762,018 had accrued on our Series B and Series C Convertible Preferred Stock which, if payable as of that date, would have required us to issue 706,695 shares of common stock in payment of the Series B Convertible Preferred Stock dividends and 786,288 shares of common stock in payment of the Series C Convertible Preferred Stock dividends based on a closing price of $1.85 per share on October 31, 2006 (the date on which we would have become liable to pay the dividend), as reported by the American Stock Exchange.

Holders of the Series B and Series C Convertible Preferred Stock also have a preference on liquidation which entitles them to receive payments before the holders of common stock upon liquidation.

      Upon the occurrence of a liquidation event, each holder of our Series C Convertible Preferred Stock is entitled to be paid, prior to any payment being made to holders of our common stock and our Series B Convertible Preferred Stock, an amount in cash equal to the liquidation value of his shares of Series C Convertible Preferred Stock, plus all dividends accrued on such shares. Holders of the Series B Convertible Preferred Stock will be entitled to receive payment of all accrued and unpaid dividends prior to any distribution to holders of our common stock and after the payment of dividends to holders of the Series C Convertible Preferred Stock. After the payment of such dividends, the assets available for distribution shall be distributed ratably to the holders of our securities, with the holders of our Series B and Series C Convertible Preferred Stock being treated as if they were holders of the number of shares of common stock into which their shares of Series B and Series C Convertible Preferred Stock could be converted.

      As of the date of this prospectus we also have 52,803,744 shares of common stock that are authorized but unissued, however, of that amount 8,078,711 shares are reserved for issuance upon the conversion of our Series B and Series C Convertible Preferred Stock, 5,642,899 shares are reserved for issuance upon the exercise of the warrants granted in conjunction with the sale of our Series B and Series C Convertible Preferred Stock and 11,299,109 shares are reserved for issuance upon the exercise of outstanding warrants and options. We may issue additional shares of common stock in private or public transactions to raise funds for working capital or other purposes. If we issue additional common stock (including for the payment of dividends) or if outstanding warrants or options are exercised, the number of outstanding shares of our common stock would increase and dilute your percentage ownership of our common stock.

We have the ability to issue additional shares of our common stock and shares of Preferred Stock without asking for shareholder approval, which could cause your investment to be diluted.

      Our Certificate of Incorporation currently authorizes the Board of Directors to issue up to 60,000,000 shares of common stock and up to 2,000,000 shares of Preferred Stock. The power of the Board of Directors to issue shares of common stock, Preferred Stock or warrants or options to purchase shares of common stock or Preferred Stock is generally not subject to shareholder approval. Accordingly, any additional issuance of our common stock, or Preferred Stock that may be convertible into common stock, may have the effect of diluting your investment.

By issuing Preferred Stock, we may be able to delay, defer or prevent a change of control.

      Our Certificate of Incorporation permits us to issue, without approval from our shareholders, a total of 2,000,000 shares of Preferred Stock. To date, we have issued 63,607 shares of Series B Convertible Preferred Stock and 229,761 shares of Series C Convertible Preferred Stock. The holders of our Series B and Series C Convertible Preferred Stock are entitled to vote with the holders of our common stock on all matters submitted to the shareholders for approval. However, the holders of the Series B and Series C Convertible Preferred Stock vote on an "as converted" basis, which means that they vote as if their

Preferred Stock had been converted into common stock. As of the date of this prospectus, if all the Series B and Series C Convertible Preferred Stock issued were converted into common stock, we would be required to issue 8,078,711 shares of common stock. As of the date of this prospectus, the holders of our Preferred Stock represent a majority of our voting stock and can determine the outcome of matters submitted to our shareholders for approval.

      Our Board of Directors can also determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the remaining shares of Preferred Stock and fix the number of shares constituting any series and the designation of such series. It is possible that our Board of Directors, in determining the rights, preferences and privileges to be granted when the Preferred Stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

Our officers and directors have voting control. Together, they could make decisions that benefit themselves, but that do not benefit other shareholders.

      Our officers and directors, together, beneficially own approximately 58% of our outstanding common stock (which includes options and warrants that may be exercised for common stock and Series B and Series C Convertible Preferred Stock that may be converted to common stock). As a result these persons, acting together, will have the ability to control substantially all matters submitted to our shareholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, even if it would be in the best interests of the remaining shareholders.

Shareholders having voting control are parties to a Voting Agreement that establishes the method by which directors are nominated to serve. During the term of the Voting Agreement, directors will be nominated only in accordance with its terms.

      On May 17, 2002, holders of our Series B Convertible Preferred Stock and James P. Jimirro, our former Chief Executive Officer and President and a current member of our Board of Directors, entered into a Voting Agreement. The Voting Agreement will terminate on the later of 13 months following the date of Mr. Jimirro's separation from service, which occurred on January 28, 2005, or the date as of which Mr. Jimirro personally ceases to own beneficially (whether by reason of his death or otherwise) at least 100,000 shares of common stock. During the term of the Voting Agreement, Mr. Jimirro is entitled to nominate three directors to the Board of Directors and Daniel S. Laikin, our Chief Executive Officer, is entitled to nominate three directors. Since the Payment Satisfaction Date, as that term is defined in the Voting Agreement, which took place on January 28, 2005, the seventh member of our Board of Directors will be nominated by Mr. Laikin. The parties to the Voting Agreement, who collectively have voting control, have agreed to vote for those persons nominated by Mr. Jimirro and Mr. Laikin.

Our stock price is volatile.

      The trading price of our common stock has been and continues to be subject to fluctuations. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, changes in recommendations by security analysts, the operating and stock performance of other companies that investors may deem as comparable and news reports relating to trends in the marketplace, among other factors. Significant volatility in the market price of our common stock may arise due to factors such as:

o     our developing business;

o     a continued negative cash flow;

o     relatively low price per share;

o     relatively low public float;

o     variations in quarterly operating results;

o     general trends in the industries in which we do business;

o     the number of holders of our common stock; and

o the interest of securities dealers in maintaining a market for our common stock.

      As long as there is only a limited public market for our common stock, the sale of a significant number of shares of our common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered, and could cause a severe decline in the price of our common stock.

We have not paid cash dividends and it is unlikely that we will pay cash dividends in the foreseeable future.

      We plan to use all of our earnings, if any, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

      Furthermore, the holders of our Series B and Series C Convertible Preferred Stock have a right to participate in dividends and distributions (including, without limitation, share dividends or distributions) to the extent that the holders of our common stock participate, and the holders of our Series B and Series C Convertible Preferred Stock shall receive a like dividend or distribution, pro rata and on an equal basis with the holders of our common stock, with the holders of our Series B and Series C Convertible Preferred Stock being treated as if they were holders of the number of shares of common stock into which their shares of Series B and Series C Convertible Preferred Stock could be converted. No dividend or distribution may be paid to the holders of our common stock unless such dividends or distributions are sufficient to also pay in full all amounts due to the holders of our Series B and Series C Preferred Stock.

We are subject to the penny stock rules and these rules may adversely affect trading in our common stock.

      Our common stock is a "low-priced" security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from this offering. If any of the selling shareholders were to exercise an option to acquire the common stock sold pursuant to this resale prospectus, we would receive the option exercise price.

                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

      All of the common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our current or former employees, officers, directors, consultants and/or advisors (the "selling shareholders"). All of the shares owned by the selling shareholders were acquired by them pursuant to the National Lampoon, Inc. Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan. The names of the selling shareholders are set forth below.

      Additional information related to the selling shareholders and the plan of distribution may be provided in one or more supplemental prospectuses.

      The following table sets forth the names of the selling shareholders who may sell their shares pursuant to this prospectus. The selling shareholders have, or within the past three years have had, positions, offices or other material relationships with us or with our predecessors or affiliates. The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling shareholders and as adjusted to give effect to the sale of all the common stock offered by the selling shareholders pursuant to this prospectus.

                                         Shares                  Shares                   Shares             Percentage Owned
            Selling                  held before the              being               held after the            after the
          Shareholder                   Offering                 Offered                 Offering              Offering(9)
James P. Jimirro                      1,810,285(1)              1,585,374                 224,911                 1.77%
Daniel S. Laikin                      8,055,814(2)               744,666                 7,311,148                57.58%
Douglas S. Bennett                     863,700(3)                776,000                  87,700                  0.69%
Timothy S. Durham                     4,088,854(4)               70,000                  4,018,854                31.65%
Paul Skjodt                           1,124,494(5)               70,000                  1,054,494                8.30%
Joshua A. Finkenberg                    70,000(6)                70,000                      0                    0.00%
Ron Berger                              41,000(7)                40,000                    1,000                  0.01%
             TOTAL                    16,054,147(8)             3,356,040               12,698,107               100.00%

*Less than 1%.

(1) This number includes 268,245 shares of common stock and options to purchase a total of 1,542,040 shares of common stock.

(2) This number includes 847,418 shares of common stock, options issued from the Plan that would allow Mr. Laikin to purchase 1,144,666 shares of common stock, warrants issued in conjunction with the offerings of our Series B and Series C Convertible Preferred Stock that would allow Mr. Laikin to purchase 2,613,291 shares of common stock and shares of Series B and Series C Convertible Preferred Stock that may be converted into, respectively, 1,787,379 and 1,663,060, shares of common stock.

(3) This number includes 7,000 shares of common stock, options issued from the Plan that would allow Mr. Bennett to purchase 776,000 shares of common stock, warrants issued in conjunction with the offerings of our Series B and Series C Convertible Preferred Stock that would allow Mr. Bennett to purchase 34,900 shares of common stock and shares of our Series B and Series C Convertible Preferred Stock that may be converted into, respectively, 24,000 and 21,800 shares of common stock.

(4) This number includes 597,864 shares of common stock, options issued from the Plan that would allow Mr. Durham to purchase 70,000 shares of common stock, warrants issued in conjunction with the offerings of our Series B and Series C Convertible Preferred Stock that would allow Mr. Durham to purchase 1,220,437 shares of common stock and shares of our Series B and Series C Convertible Preferred Stock that may be converted into, respectively, 994,253 and 1,206,300 shares of common stock.

(5) This number includes 327,718 shares of common stock, options issued from the Plan that would allow Mr. Skjodt to purchase 70,000 shares of common stock, warrants issued in conjunction with the offering of our Series B Convertible Preferred Stock that would allow Mr. Skjodt to purchase 360,579 shares of our common stock and shares of our Series B Convertible Preferred Stock that may be converted into 366,197 shares of common stock.

(6) This number is made up of options issued from the Plan that would allow Mr. Finkenberg to purchase 70,000 shares of common stock.

(7) This number is made up of 1,000 shares of common stock and options issued from the Plan that would allow Mr. Berger to purchase 40,000 shares of common stock.

(8) This number includes the ownership of shares of our Series B and Series C Convertible Preferred Stock on an "as converted" basis.

(9) Based on 32,216,975 shares outstanding, which includes a total of 7,196,256 shares of common stock outstanding on October 31, 2006, 63,607 shares of Series B Convertible Preferred Stock that may be converted into 3,583,491 shares of common stock and 224,761 shares of Series C Convertible Preferred Stock that may be converted into 4,495,220 shares of common stock.

      The selling shareholders and their successors, including their transferees, pledgees or donees, may sell the shares covered by this prospectus from time to time for their own accounts. They will act independently of us in making decisions regarding the timing, manner and size of each sale. They may sell their shares on the Nasdaq Market or other exchanges, in the over-the-counter market or in privately negotiated transactions. They may sell their shares directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder or from the purchasers of the shares. The compensation received by a particular underwriter, broker, dealer or agent might exceed customary commissions.

      The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

      The selling shareholders may sell their shares through any of the following methods or any combination of these methods:

o purchases by a broker or dealer as a principal and resale by that broker or dealer for its own account under this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales made after the effectiveness of the registration statement of which this prospectus is a part;

o cross trades or block trades in which the broker or dealer engaged to make the sale will attempt to sell the securities as an agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

o     through the writing of options;

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

o     any combination of the above transactions; or

o     any other lawful method.

      In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus.

      The selling shareholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of common stock in the course of hedging the positions they assume with the selling shareholder.

      The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. They may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares covered by this prospectus (which may be amended or supplemented to reflect the transaction). The selling shareholders also may loan or pledge the shares to a broker-dealer or another financial institution. If the selling shareholders default on the loan or the obligation secured by the pledge, the broker-dealer or institution may sell the shares so loaned or pledged under this prospectus (which may be amended or supplemented to reflect the transaction).

      As previously indicated, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers for whom they act as agents or to whom they sell as principals, or both. Compensation received by a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.

      Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

      The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

      We are bearing all costs of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling shareholders will bear all selling expenses, including discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling shareholder.

      The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

      Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of the selling shareholder, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such an entity or applicable commissions.

      Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling shareholders.

      We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

      Our common stock is traded on the American Stock Exchange under the symbol "NLN". The transfer agent for our shares of common stock is US Stock Transfer in Glendale, California.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      Richardson & Patel LLP has given an opinion regarding certain legal matters in connection with this offering of our securities. Richardson & Patel LLP and its principals have accepted our common stock in exchange for services rendered to us in the past and, although the law firm and its principals are under no obligation to do so, they may continue to accept our common stock for services rendered by them. As of the date of this prospectus, Richardson & Patel LLP and its principals collectively own 32,500 shares of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a Registration Statement on Form S-8 that we filed with the Securities and Exchange Commission (the "SEC"). We omitted certain information in the Registration Statement from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at100 F Street N.E., Washington, D.C. 20549. You can obtain copies from the Public Reference Room if you pay certain fees. You can call the SEC at 1-800-732-0330 for further information about the operation of the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

      The following documents filed with the SEC are incorporated by reference into this prospectus:

      (i) our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2006 that we filed on November 14, 2006;

      (ii) all other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report referred to in (i) above; and

      (iii) the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 25, 2005, including any amendment or report filed for the purpose of updating this description.

      All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

      We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, except for exhibits that are incorporated by reference). You should direct any requests for documents to National Lampoon, Inc., 8228 Sunset Boulevard, Los Angeles, California 90026, telephone (323) 790-1825.

                           FORWARD LOOKING STATEMENTS

      Except for the historical information contained herein, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Important factors that could cause, in whole or in part, actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in the section entitled "Risk Factors" as well as those discussed elsewhere in this prospectus and in any documents incorporated herein by reference.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

      In addition, our Certificate of Incorporation provides that we must, to the fullest extent permitted by the Delaware General Corporation Law, indemnify any person who is made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his personal representative or his heirs, is or was a director or officer of National Lampoon, Inc. or any predecessor of National Lampoon, Inc., or serves or served at any other enterprise as a director or officer at the request of National Lampoon, Inc. or any predecessor of National Lampoon, Inc.

      Our bylaws require us to provide indemnity to the fullest extent allowed by law to each of our officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was our agent. The bylaws allow us to provide this same indemnity to employees and agents (other than directors and officers). Our bylaws also permit us to advance expenses incurred by officers, directors, employees and agents in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amounts if it is determined that the indemnified party is not entitled to be indemnified. The indemnification provided by our bylaws is not exclusive.

      Prior to our merger with National Lampoon, Inc., which resulted in a change of our domicile from California to Delaware, we entered into indemnification agreements with each of our directors that attempt to provide the maximum indemnification allowed under the California law. The indemnification agreements make mandatory indemnification which is permitted by California law in situations in which the indemnitee would otherwise be entitled to indemnification only if the Board of Directors, the shareholders, independent legal counsel retained by us or a court in which an action was or is pending made a discretionary determination in a specific case to award such indemnification.

      We also carry directors' and officers' liability insurance covering our directors and officers against liability asserted against or incurred by the person arising out of his or her capacity as an officer or director, including any liability for violations of the Securities Act of 1933 or the Securities Exchange Act of 1934, subject to some exclusions and coverage limitations.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

            The following documents are hereby incorporated by reference into this Registration Statement:

      (i) our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2006 that we filed on November 14, 2006; and

      (ii) all other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the annual report referred to in (a) above; and

      (iii) all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

            Not applicable. The securities to be registered are registered under
Section 12 of the Securities Exchange Act of 1934.

Item 5. Interests of Named Experts and Counsel.

            Richardson & Patel LLP has given an opinion regarding certain legal matters in connection with this offering of our securities. Richardson & Patel LLP and its principals have accepted our common stock in exchange for services rendered to us in the past and, although the law firm and its principals are under no obligation to do so, they may continue to accept our common stock for services rendered by them. As of the date of this prospectus, Richardson & Patel LLP and its principals collectively own 32,500 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

            As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

            In addition, our Certificate of Incorporation provides that we must, to the fullest extent permitted by the Delaware General Corporation Law, indemnify any person who is made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his personal representative or his heirs, is or was a director or officer of National Lampoon, Inc. or any predecessor of National Lampoon, Inc., or serves or served at any other enterprise as a director or officer at the request of National Lampoon, Inc. or any predecessor of National Lampoon, Inc.

            Our bylaws require us to provide indemnity to the fullest extent allowed by law to each of our officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was our agent. The bylaws allow us to provide this same indemnity to employees and agents (other than directors and officers). Our bylaws also permit us to advance expenses incurred by officers, directors, employees and agents in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amounts if it is determined that the indemnified party is not entitled to be indemnified. The indemnification provided by our bylaws is not exclusive.

            Prior to our merger with National Lampoon, Inc., we entered into indemnification agreements with each of our directors that attempt to provide the maximum indemnification allowed under the California law, our domicile prior to completion of the merger. The indemnification agreements make mandatory indemnification which is permitted by California law in situations in which the indemnitee would otherwise be entitled to indemnification only if the Board of Directors, the shareholders, independent legal counsel retained by us or a court in which an action was or is pending made a discretionary determination in a specific case to award such indemnification.

            We also carry directors' and officers' liability insurance covering our directors and officers against liability asserted against or incurred by the person arising out of his or her capacity as an officer or director, including any liability for violations of the Securities Act of 1933 or the Securities Exchange Act of 1934, subject to some exclusions and coverage limitations.

Item 8. Exhibits.

            5.    Legal Opinion of Richardson & Patel LLP

            10. National Lampoon, Inc. Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan*

            23.1  Consent of Stonefield Josephson Inc.

Item 9. Undertakings

            (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution; (2) that, for the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;
(3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 30th day of November 2006.

                                   NATIONAL LAMPOON, INC.

                                   By: /s/ Daniel S. Laikin
                                       -----------------------------------------
                                       Daniel S. Laikin, Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

November 30, 2006

                                  /s/ Daniel S. Laikin
                                  ----------------------------------------------
                                  Daniel S. Laikin, Director and Chief
                                  Executive Officer

November 30, 2006

                                  /s/ Bruce Long
                                  ----------------------------------------------
                                  Bruce Long, President

November 30, 2006

                                  /s/ Jeffrey Gonzalez
                                  ----------------------------------------------
                                  Jeffrey Gonzalez, Principal Accounting Officer

November 30, 2006

                                  /s/ James P. Jimirro
                                  ----------------------------------------------
                                  James P. Jimirro, Director

November 30, 2006

                                  /s/ Timothy S. Durham
                                  ----------------------------------------------
                                  Timothy S. Durham, Director

November 30, 2006

                                  /s/ Paul Skjodt
                                  ----------------------------------------------
                                  Paul Skjodt, Director

November 30, 2006

                                  /s/ Robert L. Levy
                                  ----------------------------------------------
                                  Robert Levy, Director

November 30, 2006

                                  /s/ Jim Toll
                                  ----------------------------------------------
                                  Jim Toll, Director